Exhibit 107

Calculation of Filing Fee Table

Form F-1

(Form Type)

FITELL CORPORATION

(Exact Name of Registrant as Specified in its Charter)

(Translation of Registrant’s Name into English)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered	Proposed Maximum Offering Price per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Equity	Ordinary Shares, $0.0001 par value per share	457(a)	9,200,000	$2.97	$27,324,000.00	0.0001476	$4,033.02
Total Offering Amount					$27,324,000.00		$4,033.02
Total Fee Offsets(2)							$-
Net Fee Due							$4,033.02

(1)	Estimated solely for purpose of calculating the amount of the registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended.

(2)	The Registrant does not have any fee offsets.